Exhibit 99.1

ICAD, INC. ANNOUNCES PRICING OF 2,400,000 SHARE PUBLIC OFFERING OF COMMON STOCK

NASHUA, N.H. — March 12, 2014 – iCAD, Inc. (“iCAD”) (NASDAQ: ICAD), an industry-leading provider of advanced image analysis, workflow solutions and radiation therapy solutions for the early identification and treatment of cancer, today announced it has priced a registered firm commitment underwritten public offering of 2,400,000 shares of its common stock at a price to public of $11.00 per share. In addition, iCAD has granted the underwriter a 30-day option to purchase up to 360,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about March 17, 2014, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $26.4 million. After deducting the underwriter’s discount and other estimated offering expenses payable by iCAD, the net proceeds are expected to be approximately $24.5 million. These amounts assume no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds of the offering for working capital and other general corporate purposes.

Craig-Hallum Capital Group LLC acted as sole managing underwriter for the offering.

A registration statement relating to shares of the common stock of iCAD has been declared effective by the Securities and Exchange Commission on September 30, 2011. This offering is being made by iCAD by means of a written prospectus supplement forming part of the effective registration statement. A copy of the final prospectus supplement for the offering may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, phone number (612) 334-6300.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iCAD, Inc.:

iCAD is an industry-leading provider of advanced image analysis, workflow solutions and radiation therapy solutions for the early identification and treatment of cancer. iCAD’s Xoft System offers radiation treatment for early-stage breast cancer that can be administered in the form of intraoperative radiation therapy or accelerated partial breast irradiation. The Xoft System is also cleared for the treatment of non-melanoma skin cancer and endometrial cancer. iCAD offers a comprehensive range of high-performance, upgradeable CAD solutions for mammography and advanced image analysis and workflow solutions for Magnetic Resonance Imaging, for breast and prostate cancers and Computed Tomography for colorectal cancer.

For more information, call 877-iCADnow, or visit www.icadmed.com.

iCAD Investor Relations

Anne Marie Fields

Phone: 212-838-3777 x6604

Email: afields@lhai.com